Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208755, 333-206411, and 333-157859 on Form S-3, and 333-175618 on Form S-8 of our reports dated February 26, 2018, relating to the consolidated financial statements and financial statement schedule of Lexington Realty Trust, and the effectiveness of Lexington Realty Trust’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lexington Realty Trust and Lepercq Corporate Income Fund L.P. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
New York, NY
February 26, 2018